Exhibit 10.1

December 7, 2005

Mr. Frédéric Villoutreix

15, chemin du Coeur Volant

78430 Louveciennes

France

Dear Frédéric,

On behalf of Schweitzer-Mauduit International, Inc. (SWM), I am pleased to confirm our offer of employment on the terms and conditions set forth in this letter.  You will be employed by Schweitzer-Mauduit International, Inc. effective December 7, 2005.  Subject to Board of Directors’ election, you will be appointed to the position of Chief Operating Officer, effective February 1, 2006.

Reporting to Wayne Deitrich, Chairman and C.E.O., your monthly salary will be Î21,667 (Î260,000/yr.).  In addition, you will be paid a signing bonus of Î25,000, which will be paid within thirty (30) days of your employment. We will specifically review your salary annually as to its competitiveness and appropriateness and upon future changes in position or responsibility or work location. You will receive a completion bonus of Î25,000 per year for four (4) consecutive years beginning January 1, 2007 and then payable each January 1 thereafter through 2010.  You will participate in the Annual Incentive Plan (AIP) program effective January 1, 2006.

Your AIP opportunity at the Target level of performance for 2006 will be 55% of your base salary as of January 1, 2006, with a maximum of 107.25%.  The weightings for your AIP participation will be based on 45% Corporate earnings per share, 45% Business Units Operating Profit, and 10% Individual Objectives.  Individual objectives will be established by the Chief Executive Officer. A copy of the plan will be given to you upon employment.  AIP awards are paid in the first quarter following the end of the calendar year measured. For AIP year 2006, your AIP award will not be less than E100,000.

A recommendation will be made to provide you with 10,000 shares of Restricted Stock on January 1, 2006 with a four (4) year vesting period in accordance with the terms of the SWM Restricted Stock Plan.

Long Term Incentive Plan: As a key SWM executive, you will be eligible to participate in the SWM Long Term Incentive Plan (LTIP). The Plan will provide you with an annual Target award opportunity of 130% and a maximum of 260% of your base salary. The award will be delivered by 50% participation in a Cash Performance Plan and 50% in Restricted shares of SWM stock. A copy of the plan and more details including performance measurements and payout timing will be provided at time of employment.

As a regular, full-time U.S. based hired exempt employee of SWM, you will be eligible for participation, as of the first of the month following one full month of employment, in a comprehensive benefits package that includes medical, dental, group life, accidental death, short- and long-term disability insurance plans; an enhanced 401(k) savings plan with a maximum company match of 6% of earnings (60% match on your 10% contribution of base salary and AIP) effective January 1, 2006, and a tuition reimbursement program.

Vacation:  You will be eligible for four (4) weeks in 2006 and until your length of service with SWM earns you additional weeks in accordance with the vacation policy.  .

Assignment to France:

Following a period of indoctrination, you will be assigned to and based at the SWM-France operations located in Spay, France. Terms and conditions relating to this assignment have been provided under separate cover. SWM may reassign your work location to the United States.

SWM Severance Plan

The SWM Severance Plan provides you with three (3) times your highest Annual Compensation, as such term is defined in the plan, with or within the three year period terminating on the date of the termination of your employment plus three (3) years benefit continuation in the event of a change-in-control of SWM.  For termination for other reasons, except death, retirement, voluntary resignation or cause, you shall receive twelve (12) months base salary.

This offer of employment is contingent upon a satisfactory background investigation, and a physical examination, including a drug screen.  In accordance with established company policy, your employment with Schweitzer-Mauduit is considered “at will” and as such can be terminated by you or the company, at any time, for any reason, with or without notice.

Please acknowledge your acceptance of this employment offer by signing and returning a copy of this letter to me in the enclosed envelope at your earliest convenience along with a completed employment application.

On behalf of Schweitzer-Mauduit, we look forward to you joining our team on December 7.  If you have any questions, or need additional information, please do not hesitate to contact me at 770-569-4203.

Sincerely,

William R. Foust

Vice President, Administration